Exhibit 99.2

Investor Q&A

Q 1.        Is Travelocity on target to meet its full year revenue and earnings objectives?

A 1          We remain on track with our guidance for Travelocity.  Travelocity’s full-year revenue guidance is greater than 30 percent growth on an adjusted basis and $15 million in operating earnings, or, a low single-digit margin on an adjusted basis.  On a GAAP basis, our guidance for Travelocity revenue growth is greater than 27 percent and an operating loss for the full year.

Q 2.        Are bookings better than expected across your businesses?

A 2          Bookings in the first quarter are exceeding expectations at our Sabre Travel Network business and are at the top end of our expectations for Travelocity.

Q 3.        Have you seen improved performance from your portal relationships as a result of your efforts last year?

A 3          Yes.  The site traffic we have seen during the first quarter from our portal partners is in line with our expectations, as opposed to 2003, when they were performing below our expectations.  With regard to the revised terms of our AOL agreement, we continue to anticipate approximately $10 million to $15 million in earnings benefit in 2004.

Q 4.        Are you still seeing encouraging trends with regard to channel shift?

A 4          Yes.  The encouraging trends we saw during the latter part of 2003 have continued through the first quarter of 2004.  Our guidance for channel shift – from global distribution system (GDS) agency bookings to supplier direct bookings – for 2004 is four points.  The actual shift we have seen so far in the first quarter has been trending slightly less than four points.

Q 5.        Your release states that one reason for your revised projections is “lower company expenses.”  Is this the result of the cost reduction efforts begun in 2003?

A 5          In  part, yes.  However, our lower-than-expected expenses for the first quarter are primarily the result of delayed spending in the areas of incentives and technology.  We expect spending to ramp up to plan levels throughout the year.

Q 6.        When will you update full-year revenue ranges?

A 6          We will provide more detailed information regarding our first quarter financial results on our first quarter earnings call on Thursday, April 22nd.